Exhibit 99.1

Contacts:
Media	Eric Johnson	904-357-9134
Investors	Mickey Walsh	904-357-9162

Rayonier Advanced Materials Completes Sale of Matane, Quebec Pulp Mill

Jacksonville, Fla., November 4, 2019 - Rayonier Advanced Materials Inc. (NYSE: RYAM, the “Company”) announced today that it has completed its previously announced sale of the Matane, Quebec pulp mill and related assets to Sappi, a global diversified wood fiber company, for a total purchase price of US$175 million. Net of fees, expenses and other adjustments, the Company expects to receive approximately US$150 million. As previously disclosed, US$100 million of the proceeds will be used to repay a portion of the Company’s Senior Secured Credit Facilities, with the remaining funds to be retained by the Company and used for general corporate purposes, including funding operations and repaying debt.

About Rayonier Advanced Materials
Rayonier Advanced Materials is a global leader of cellulose-based technologies, including high purity cellulose specialties, a natural polymer commonly found in cell phones, computer screens, filters and pharmaceuticals. The Company also manufactures products for lumber, paper and packaging markets. With manufacturing operations in the U.S., Canada and France, Rayonier Advanced Materials employs approximately 4,200 people and had revenues of US$2.1 billion in 2018. More information is available at www.rayonieram.com

Forward-Looking Statements

Certain statements in this document regarding anticipated financial, business, legal or other outcomes including business and market conditions, outlook and other similar statements relating to Rayonier Advanced Materials’ or future or expected events, developments or financial or operational performance or results, are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as "may," "will," "should," "expect," "estimate," "believe," "intend," "anticipate" and other similar language. However, the absence of these or similar words or expressions does not mean that a statement is not forward-looking. While we believe these forward-looking statements are reasonable when made, forward-looking statements are not guarantees of future performance or events and undue reliance should not be placed on these statements. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance

CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

Exhibit 99.1

these expectations will be attained and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties.

Other important factors that could cause actual results or events to differ materially from those expressed in forwardlooking statements that may have been made in this document are described or will be described in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Rayonier Advanced Materials assumes no obligation to update these statements except as is required by law.

CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com